                                                                      Exhibit 11

                          SPEEDFAM INTERNATIONAL, INC.
                      COMPUTATION OF NET EARNINGS PER SHARE
                   THREE MONTHS ENDED AUGUST 31, 1997 AND 1996
            (dollars and shares in thousands, except per share data)




                                                            Three Months Ended
                                                         August 31,     August 31,
                                                            1997           1996
                                                         ----------     ----------
Net Earnings                                              $ 5,557        $ 4,038
                                                          =======        =======
Weighted average shares:
   Common shares outstanding                               13,398         10,534
   Common equivalent shares issuable upon
     exercise of employee stock options using
     the treasury stock method                                844            743
                                                          -------        -------
Shares used in net earnings per share                      14,242         11,277
                                                          =======        =======
Net earnings per share                                    $  0.39        $  0.36
                                                          =======        =======




                                       15